Exhibit 2.2

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

PLAN OF ADDITIONAL STOCK ISSUANCE

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

PLAN OF STOCK ISSUANCE

1.             GENERAL.

The Board of Directors of Greater Delaware Savings Bank doing business as Alliance Bank (the “Bank”) has adopted an Agreement and Plan of Reorganization (the “Reorganization Plan”), pursuant to which the Bank and Greater Delaware Valley Holdings, A Mutual Holding Company (the “MHC”) propose to form a mid-tier stock subsidiary through a series of transactions (the “Reorganization”) as described in the Reorganization Plan.  Subject to consummation of the Reorganization and the other conditions set forth herein, the mid-tier stock holding company, Alliance Bancorp, Inc. of Pennsylvania (the “Company”) proposes to offer and sell additional shares of common stock to the public pursuant to this Plan of Additional Stock Issuance adopted on June 21, 2006, and as amended on July 19, 2006 and August 16, 2006 (“Stock Plan”).  This Stock Plan shall be subject to all applicable provisions of law, regulations and policies of the Office of Thrift Supervision (“OTS”) and the Department of Banking for the Commonwealth of Pennsylvania (“Department”)

2.             DEFINITIONS.

As used in this Stock Plan, the terms set forth below have the following meaning:

2.1.         “Actual Purchase Price” means the price per share at which the Additional Shares are ultimately sold by the Company to Participants in the Subscription Offering and Persons in the Community Offering and/or Syndicated Community Offering in accordance with the terms hereof.

2.2.         “Additional Shares” means the shares of Company Common Stock to be offered and sold to qualified depositors, the Bank’s employee benefits plans and members of the general public pursuant to the terms of this Stock Plan.

2.3.         “Additional Stock Issuance” means the offering and sale of the Additional Shares to the Persons and in the priorities set forth in Section 4 of this Stock Plan, subject to the other provisions of this Stock Plan, including, without limitation, the limitations on purchase of Additional Shares of Company Common Stock set forth in Section 10 hereof.

2.4.         “Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

2.5.         “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Bank, the Surviving Bank, the Company, MHC or a majority-owned subsidiary of any of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Bank, the Surviving Bank, the Company or the MHC); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Bank or the Company or any of their subsidiaries; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

2.6.         “Bank” means Greater Delaware Valley Savings Bank, a Pennsylvania-chartered stock-form savings bank, doing business as Alliance Bank.

2.7.         “Bank Benefit Plan” means any Tax Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan as such terms are defined herein.

2.8.         “Bank Public Shareholders” means the shareholders of the Bank other than the MHC prior to the Merger.

2.9.         “Capital Stock” means any and all authorized capital stock of the Company.

2.10.       “Code” means the Internal Revenue Code of 1986, as amended.

2.11.       “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

2.12.       “Company Public Shares” means the shares of Company Common Stock owned by Persons other than the MHC as of the Effective Time.

2.13.       “Community Offering” means the offering for sale by the Company of any Additional Shares of Company Common Stock not subscribed for in the Subscription Offering to (i) natural persons residing in counties in Pennsylvania in which the Bank has a branch office, (ii) the Bank’s stockholders as of the Stockholder Record Date other than MHC and (iii) such other Persons within or outside the Commonwealth of Pennsylvania as may be elected by the Company and the Bank within their sole discretion.

2.14.       “Department” means the Department of Banking for the Commonwealth of Pennsylvania.

2.15.       “Deposit Account” means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Bank.

2.16.       “Depositor” means any Person qualifying as a Depositor of the Bank in accordance with its Articles of Incorporation and Bylaws.

2.17.       “Director, Officer and Employee” means the terms as applied respectively to any Person who is a director, Officer or Employee of the Bank or the Surviving Bank, the Company, the MHC or any subsidiary thereof.

2.18.       “Effective Time” means the date and time of closing of the sale of the Additional Shares in the Additional Stock Issuance conducted pursuant to this Stock Plan.

2.19.       “Eligibility Record Date” means the close of business on March 31, 2005.

2.20.       “Eligible Account Holder” means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

2.21.       “Employee” means any person who is a full or part-time employee of the Company, the Bank or the Surviving Bank at the Effective Time.

2.22.       “Estimated Valuation Range” means the range of the estimated aggregate pro forma market value of the total number of shares of Company Common Stock to be issued and outstanding upon consummation of the Reorganization and the Additional Stock Issuance, as determined by the Independent Appraiser in accordance with Section 3 hereof.

2.23.       “Exchange Shares” means the shares of Company Common Stock to be received by stockholders of the Bank in exchange for their shares of common stock of the Bank upon consummation of the Reorganization.

2.24.       “FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

2.25.       “Independent Appraiser” means the independent investment banking or financial consulting firm retained by the Company to prepare the Independent Valuation.

2.26.       “Independent Valuation” means the estimated pro forma market value of the Company Common Stock to be outstanding upon consummation of the Reorganization and the Additional Stock Issuance, as determined by the Independent Appraiser in accordance with Section 3 hereof.

2.27.       “Initial Purchase Price” means the price per share to be paid initially by Participants for Additional Shares subscribed for in the Subscription Offering and ordered by Persons in the Community Offering and/or Syndicated Community Offering.

2.28.       “Insider” means any Officer or Director, as the case may be, of the Bank or any Affiliate of the Bank, and any Person acting in concert with any such Officer or Director.

2.29.       “Interim” means Alliance Interim Savings Bank, an interim Pennsylvania chartered savings bank to be formed as a subsidiary of the Company and which, pursuant to the Reorganization Plan, will merge with and into the Bank.

2.30.       “Local Community” means those counties in the Commonwealth of Pennsylvania in which the Bank maintains an office.

2.31.       “Merger” means the merger of Interim with and into the Bank pursuant to the Reorganization Plan.

2.32.       “MHC” means Greater Delaware Valley Holdings, A Mutual Company.

2.33.       “Reorganization” collectively means all steps which are necessary for the Bank and the MHC to reorganize into the mid-tier stock holding company form of organization as set forth in the manner specified in the Reorganization Plan.

2.34.       “Non-Tax Qualified Employee Stock Benefit Plan” is defined in Section 2.58, below.

2.35.       “Offerings” means the Subscription Offering, the Community Offering and the Syndicated Community Offering or Public Offering.

2.36        “Offering Range” means the range of the estimated pro forma market value of the total Additional Shares to be issued pursuant to this Stock Plan (in establishing the Offering Range, the Company’s Board of Directors may elect to fix the price per share of the Additional Shares offered hereby and establish a range of the number of Additional Shares to be offered and sold in the Offerings).

2.37.       “Officer” means the chairman of the Board of Directors, president, vice-president (but not an assistant vice president, second vice president or other vice president having authority similar to an assistant or second vice president), secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other Person performing similar functions with respect to any organization whether incorporated or unincorporated.

2.38.       “Order Form” means the form provided on behalf of the Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Person by which Additional Shares may be ordered in the Offerings.

2.39.       “Other Investors” means Persons within or outside the Commonwealth of Pennsylvania who may be offered the opportunity to purchase Common Stock in the Offerings to be conducted by the Company pursuant to this Stock Plan.

2.40.       “Participant” means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan or Supplemental Eligible Account Holder.

2.41.       “Person” means any corporation, partnership, trust, unincorporated Bank or any other entity or a natural person.

2.42.       “Preferred Stock” means any and all authorized Preferred Stock of the Company.

2.43.       “Prospectus” means the one or more documents to be used in the issuance of the Exchange Shares and in the offering of Additional Shares in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with such Offerings.

2.44.       “Public Offering” means an underwritten firm commitment offering of Additional Shares to the public through one or more underwriters.

2.45.       “Qualifying Deposit” means the aggregated balance of all Deposit Accounts in the Bank of each (i) Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50 and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

2.46.       “Reorganization” means the reorganization of the Bank and MHC into the mid-tier stock holding company form pursuant to the Reorganization Plan.

2.47.       “Reorganization Plan” means the Agreement and Plan of Reorganization, dated as of June 21, 2006, by and among the Bank, MHC, the Company, and Interim, as may be amended from time to time pursuant to the terms thereof.

2.48.       “SEC” means the Securities and Exchange Commission.

2.49.       “Special Meeting” means the special meeting of stockholders of the Bank called for the purpose of submitting the Reorganization Plan for their approval or disapproval, including any adjournment of such meeting.

2.50.       “Stock Plan” means this Plan of Additional Stock Issuance as may be amended from time to time pursuant to the terms hereof.

2.51.       “Stockholder Record Date” means the date established by the Board of Directors of the Company as the date for establishing the Bank Public Shareholders who, along with, and after the preference given to, residents of the Local Community, shall be considered Preferred Subscribers pursuant to Section 8(b) of this Stock Plan.

2.52.       “Subscription Offering” means the offering of the Additional Shares of Company Common Stock to Participants.

2.53.       “Subscription Rights” means non-transferable rights to subscribe for Additional Shares of Company Common Stock granted to Participants pursuant to the terms of this Stock Plan.

2.54.       “Supplemental Eligibility Record Date” means the last day of the calendar quarter preceding approval by the OTS of the Application on Form MHC-2 submitted by the Company pursuant to this Stock Plan.

2.55.       “Supplemental Eligible Account Holder” if applicable, means any Persons, except Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

2.56.       “Surviving Bank” means Greater Delaware Valley Savings Bank, the Pennsylvania-chartered, stock-form savings bank, doing business as Alliance Bank, following the Reorganization.

2.57.       “Syndicated Community Offering” means the offering for sale by a syndicate of broker-dealers to the general public of the Additional Shares of Company Common Stock not purchased in the Subscription Offering and the Community Offering.

2.58.       “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the Employees of the Bank, the MHC, the Company, the Surviving Bank or any of their respective Affiliates and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan established for the benefit of the Employees and/or Directors of the Bank, the MHC, the Company, the Surviving Bank or any of their respective Affiliates which is not so qualified.

3.                                      TOTAL NUMBER OF SHARES OF COMPANY COMMON STOCK AND PURCHASE PRICE OF ADDITIONAL SHARES.

(a)           The price at which the Additional Shares of Company Common Stock shall be sold shall be based on a pro forma valuation of the aggregate market value of the Company Common Stock prepared by the Independent Appraiser.  The valuation shall be based on financial information relating to the Company and the Bank, economic and financial conditions, a comparison of the Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and mutual holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Company and the Bank.  The valuation shall be stated in terms of an Estimated Valuation Range and an Offering Range shall be established based upon the number of Additional Shares to be offered pursuant to this Stock Plan.  The valuation shall be updated during the Offerings as market and financial conditions warrant and as may be required by the OTS.

(b)           Based upon the Estimated Valuation Range established pursuant to the independent valuation, the Board of Directors of the Company and the Board of Directors of the Bank shall fix the Initial Purchase

Price and shall establish an Offering Range, which shall be expressed as a range of the number of Additional Shares to be offered in the Offerings pursuant to this Stock Plan.  The Offering Range shall be expressed in terms of a minimum and maximum amount with a mid-point.  A specified amount of Additional Shares not more than 15% greater than the maximum of the Offering Range may, in the discretion of the Boards of Directors of the Bank and the Company, upon receipt of all necessary approvals from the OTS, be sold in the Offerings.  The Actual Purchase Price and the total number of Additional Shares of Company Common Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Company and the Board of Directors of the Bank upon conclusion of such offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Company in connection with such Offerings.

(c)           Subject to the approval of the OTS, the Offering Range may be increased or decreased to reflect market and economic conditions prior to completion of the Offerings or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Company may increase or decrease the total number of Additional Shares of Company Common Stock to be issued in the Offerings to reflect any such change.  Notwithstanding anything to the contrary contained in this Stock Plan, and subject to any required approval of the OTS, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Additional Shares of Company Common Stock issued in the Offerings are less than the minimum or more than 15% above the maximum of the Offering Range set forth in the Prospectus.  In the event of an increase in the total number of Additional Shares offered in the Offerings due to an increase in the Estimated Valuation Range, the priority of share allocation shall be as set forth in this Stock Plan.

4.             GENERAL PROCEDURE FOR THE OFFERINGS.

(a)           As soon as practicable after the registration of the Company Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Additional Shares of Company Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if applicable.  It is anticipated that any of the Additional Shares of Company Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering.  The purchase price per share for the Additional Shares of Company Common Stock shall be a uniform price determined in accordance with Section 3 hereof.

(b)           The Company and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Offerings, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms.  All fees, expenses, retainers and similar items shall be reasonable.

5.             SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a)           Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $200,000 of Additional Shares of Company Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering) and (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Additional Shares of Company Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to the limitations on subscriptions and purchases set forth in Section 10 hereof.

(b)           In the event of an oversubscription for Additional Shares of Company Common Stock pursuant to Section 5(a), available Additional Shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of Additional Shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any available Additional Shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of Additional Shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued.  Subscription Rights of Eligible Account Holders who are also Directors or Officers of the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one year period preceding the Eligibility Record Date.

6.                                      SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

The employee stock ownership plan established by the Bank (the “ESOP”), shall receive, without payment, non-transferable Subscription Rights to purchase a number of Additional Shares in an aggregate amount of up to 3.92% of the total number of shares of Company Common Stock to be outstanding as of the Effective Time less the number of shares acquired by the ESOP in all prior stock issuances.  In no event shall the number of Additional Shares acquired by the ESOP in the Offerings exceed the maximum amount permissible pursuant to the applicable regulations and policies of the OTS.  The subscription rights granted to the ESOP shall be subject to the availability of Additional Shares of Company Common Stock after taking into account the Additional Shares purchased by Eligible Account Holders; provided, however, that the ESOP shall have a priority right with respect to any number of Additional Shares sold in excess of the maximum of the Offering Range.  Any Additional Shares of Company Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.  Consistent with applicable laws and regulations and policies and practices of the OTS, the ESOP may use funds contributed by the Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Company or the Bank to fail to meet any applicable capital maintenance requirements.

7.                                      SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a)           Each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $200,000 of Additional Shares of Company Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering) and (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Additional Shares offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the availability of Additional Shares for purchase after taking into account the Additional Shares purchased by Eligible Account Holders and the ESOP through the exercise of Subscription Rights under Sections 5 and 6 hereof and subject to the limitations on subscriptions and purchases set forth in Section 10 hereof.

(b)           In the event of an oversubscription for Additional Shares of Company Common Stock pursuant to Section 7(a), available Additional Shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Additional Shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining available Additional Shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

8.                                      COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

(a)            If less than the total number of the Additional Shares of Company Common Stock are sold in the Subscription Offering, it is anticipated that all remaining Additional Shares shall, if practicable, be sold directly by the Company in a Community Offering and/or a Syndicated Community Offering.  Subject to the requirements set forth herein, Additional Shares sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

(b)            In the event of a Community Offering, all Additional Shares of Company Common Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities.  Any available Additional Shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public who receive a Prospectus, with preference given first to natural persons residing in the Local Community and then to the Bank Public Shareholders as of the Stockholder Record Date (collectively, the “Preferred Subscribers”).

(c)            A Prospectus and Order Form shall be furnished to such Persons as the Company may select in connection with the Community Offering and each order for Additional Shares in the Community Offering shall be subject to the absolute right of the Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering.  Available Additional Shares will be allocated first to each Preferred Subscriber whose order is accepted by the Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible.  Thereafter, any Additional Shares remaining will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided no fractional shares shall be issued.  If there are any Additional Shares remaining after all subscriptions by Preferred Subscribers have been satisfied, such remaining Additional Shares shall be allocated to other members of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

(d)            The amount of Additional Shares that any Person may purchase in the Community Offering shall not exceed $200,000.  The amount of Additional Shares that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Community Offering shall not exceed $300,000, provided, however, that this amount may be increased to 5% of the total offering of Additional

Shares in the Subscription Offering, subject to any required regulatory approval; provided, further, that orders for Additional Shares in the Community Offering shall first be filled to a maximum of 2% of the total number of Additional Shares sold in the Offerings and thereafter any remaining Additional Shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued.  The Company and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Company and the Bank with any required regulatory approval.

(e)            Subject to such terms, conditions and procedures as may be determined by the Company and the Bank, all Additional Shares not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering.  Each order for Additional Shares in the Syndicated Community Offering shall be subject to the absolute right of the Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering.  The amount of Additional Shares that any Person may purchase in the Syndicated Community Offering shall not exceed $200,000.  The amount of Additional Shares that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Syndicated Community Offering or any public offering shall not exceed $300,000 provided, however, that this amount may be increased to 5% of the total offering of Additional Shares in the Subscription Offering, subject to any required regulatory approvals; provided further that orders for Additional Shares in the Syndicated Community Offerings or any public offering shall first be filled to a maximum of 2% of the total number of Additional Shares sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued.  The Company and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Company and the Bank with any required regulatory approval.

(f)             The Company and the Bank may sell any Additional Shares remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering.  The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public.  The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the Company, subject to any required regulatory approval or consent.

(g)            If for any reason a Syndicated Community Offering or Public Offering of Additional Shares not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of Additional Shares is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Company and the Bank shall use their best efforts to obtain other purchases for such manner and upon such condition as may be satisfactory to the OTS and the Department.

9.             CANCELLATION OF CERTAIN EXCHANGE SHARES BY MHC.

Upon consummation of the Merger and immediately prior to the Effective Time of the issuance of the Additional Shares, pursuant to this Stock Plan, the MHC and Company shall take all necessary and appropriate steps in order to cancel a number of Exchange Shares to be received by MHC as a result of the Merger equal to the number of Additional Shares to be issued in the Offerings pursuant to this Stock Plan.  As a result, upon consummation of the Reorganization and Additional Stock Issuance, the MHC’s percentage ownership interest in Company Common Stock will be decreased from the percentage interest in the common stock of the Bank owned by the MHC immediately prior to the Merger, but in no event will it be less than 50.1%.

10.                             LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

(a)            The aggregate amount of outstanding Company Common Stock owned or controlled by Persons other than the MHC at the close of the Offerings shall be less than 50% of the total outstanding Company Common Stock.

(b)            The aggregate amount of Company Common Stock acquired in the Offerings, plus all prior issuances, by any Non-Tax-Qualified Employee Stock Benefit Plan or any Insider of the Bank and his or her Associates, exclusive of any Common Stock acquired by said plan or such Insider and his or her Associates in the secondary market, shall not exceed 4.9% of the (i) outstanding shares of Company Common Stock, or (ii) stockholders’ equity, calculated in each case at the close of the Offerings.

(c)            The aggregate amount of Company Common Stock acquired in the Offerings, plus all prior issuances, by any one or more Tax-Qualified Employee Stock Benefit Plans, exclusive of any Company Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the (i) outstanding shares of Company Common Stock, or (ii) stockholders’ equity, calculated in each case at the close of the Offerings.

(d)            The aggregate amount of Company Common Stock acquired in the Offerings by all Non-Tax-Qualified Employee Stock Benefit Plans and Insiders of the Bank and their Associates, exclusive of any Company Common Stock acquired by said plan, or such Insider and his or her Associates, in the secondary market, shall not exceed 25% of the (i) outstanding shares of Company Common Stock, or (ii) stockholders’ equity, held by Persons other than the MHC, calculated in each case  at the close of the Offerings.

(e)            Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(c) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Additional Shares which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings (including without limitation the Subscription Offering, Community Offering and/or Syndicated Community Offering), shall not exceed $300,000.

(f)             No Person may purchase fewer than 25 Additional Shares in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

(g)            Notwithstanding anything herein to the contrary and except as otherwise may be required by the OTS, no Person, other than the MHC or the ESOP, may purchase any number of Additional Shares such that, as of the Effective Time, such Person together with any Associate or group of Persons acting in concert, would beneficially own shares of Company Common Stock having a total value in excess of $800,000 (with all shares having an assumed value equal to the Actual Purchase Price per share for this purpose).

(h)            For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors and Officers of the Company and the Bank shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased or held by Tax-Qualified Employee Stock Benefit Plans or Non-Tax-Qualified Employee Stock Benefit Plans that are attributable to such Person shall not be counted for purposes of determining compliance with the limitations set forth in Sections 10(b) or

10(d) (with respect to purchases by Insiders and his/her Associates), 10(e) or 10(g), hereof, and (iii) shares purchased or held by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Sections 10(e) or 10(g) hereof.

(i)             Subject to any required regulatory approval and the requirements of applicable laws and regulations, the Company and the Bank may increase or decrease any of the purchase limitations set forth herein at any time.  Notwithstanding anything to the contrary herein, the Company and the Bank may increase the purchase limitation to 5% of the total offering of Additional Shares in the Subscription Offering.  In the event that either an individual purchase limitation or the number of Additional Shares of Common Stock to be sold in the Offerings is increased after commencement of the Offerings, any Person who ordered the maximum number of Additional Shares shall be permitted to purchase an additional number of Additional Shares such that such Person may subscribe for the then maximum number of Additional Shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase Additional Shares in the Offerings.  In the event that either an individual or the aggregate purchase limitation or the number of Additional Shares to be sold in the Offerings is decreased after commencement of the Offerings, the orders of any Person who subscribed for the maximum number of Additional Shares shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of Additional Shares permitted to be subscribed for by such Person.

(j)             The Company and the Bank shall have the right to take any action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Stock Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Additional Shares which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations.  Any such action shall be final, conclusive and binding on all Persons and the Company and the Bank shall be free from any liability to any Person on account of any such action.

11.                             TIMING OF THE OFFERINGS, MANNER OF PURCHASING ADDITIONAL SHARES AND ORDER FORMS.

(a)            The timing of the commencement of the Offerings shall be determined by the Company and the Bank in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by it in connection with the Offerings.  The Company and the Bank may consider a number of factors in determining the exact timing of the commencement of the Offerings, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular.  The Company and the Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Offerings, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

(b)            The Company and the Bank shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is not accompanied by the proper payment (or authorization of withdrawal for payment); (iv) submitted by a Person whose representations the Bank and the Company believes to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Stock Plan.  The Company and the Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for Additional Shares by such date as they may specify.  The interpretation of the Bank and the Company of the terms and conditions of the Order Forms shall be final and conclusive.

(c)            The Company and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside.  However, no Participant will be offered or receive any Company Common Stock under the Stock Plan if such Participant resides in a foreign country or in a jurisdiction of the United States with respect to which: (a) there are few Participants otherwise eligible to subscribe for shares under this Stock Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of Additional Shares to such Participants would required the Company or the Bank or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Company Common Stock for sale in such jurisdiction, or the Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration or qualification in the judgment of the Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

12.          PAYMENT FOR ADDITIONAL SHARES.

(a)            Payment for Additional Shares ordered by Persons in the Offerings shall be equal to the Actual Purchase Price per share multiplied by the number of shares which are being ordered.  Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Company.  In addition, the Bank and the Company may elect to provide Persons who have a Deposit Account with the Bank the opportunity to pay for Additional Shares by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Actual Purchase Price of such shares.  Payment may also be made by a Participant using funds held for such Participant’s benefit by a Bank benefit plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Company Common Stock.

(b)            Consistent with applicable laws and regulations and policies and practices of the OTS, payment for Additional Shares ordered by Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Bank and/or funds obtained pursuant to a loan from the Company or an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

(c)            If a Person authorizes the Bank to withdraw the amount of the Actual Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Actual Purchase Price upon receipt of the Order Form.  Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank and the Company will allow payment by means of withdrawal from certificate accounts without the assessment of such penalties.  In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met.  In such case, the remaining balance will earn interest at the regular passbook rate.  However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal.  This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Additional Shares and is entirely within the discretion of the Bank.

(d)            The Bank shall pay interest at not less than the passbook rate for all amounts paid in cash, by check or money order to purchase Additional Shares in the Offerings from the date payment is received until the Offerings are completed or terminated.

(e)            Neither the Bank, the MHC, the Company, the Surviving Bank nor any Affiliate thereof shall loan funds or otherwise extend credit to any Person to purchase Additional Shares.

(f)             Each Additional Share issued in the Offerings shall be non-assessable upon payment in full of the Actual Purchase Price.

13.                             CONDITIONS TO THE OFFERINGS.

Consummation of the Offerings is subject to (i) consummation of the Reorganization, (ii) the receipt of all required federal and state approvals for the issuance of Additional Shares in the Offerings, including without limitation the approval of the OTS and, if applicable, the Department, and (iii) the sale in the Offerings of such minimum number of Additional Shares within the Offering Range as may be determined by the Board of Directors of the Company and the Board of Directors of the Bank.

14.                               REQUIREMENT FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

The Company shall register the Company Common Stock pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years after the Effective Time.  In addition, the Company shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.

15.                             REQUIREMENTS FOR CAPITAL STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE OFFERINGS.

For a period of three years following the Offerings, Insiders and their Associates may not purchase, without the prior written approval of the OTS, shares of Company Common Stock except from a broker-dealer registered with the SEC.  This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding class of Company Common Stock and (ii) purchases of Company Common Stock made by and held by any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to individual Insiders and their Associates.

The foregoing restriction on purchases of Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

16.                             RESTRICTIONS ON TRANSFER OF ADDITIONAL SHARES.

All Additional Shares which are purchased in the Offerings by Persons other than Insiders shall be transferable without restriction.  Unless otherwise permitted by the OTS, Additional Shares purchased by Insiders and their Associates in the Offerings shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the Insider or Associate.  The Additional Shares issued by the Company to Insiders and their Associates shall bear the following legend giving appropriate notice of such one year restriction:

The shares represented by this certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon, except in the event of the death of the registered holder.  This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

In addition, the Company shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock.  Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

17.          EXPENSES OF THE OFFERINGS.

The Bank and the Company shall use their best efforts to ensure that the expenses incurred by them in connection with the Offerings are reasonable.

18.          STOCK COMPENSATION PLANS.

(a)            Subsequent to the Offerings, the Company and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, any such plan shall be implemented in accordance with applicable law and the regulations of the OTS. This Stock Plan authorizes the grant and issuance by the Company of awards of Company Common Stock after the Additional Stock Issuance pursuant to a stock recognition and retention plan and/or a stock option plan in an amount equal to the maximum amount permitted under the regulations and policies of the OTS.  In no event shall the aggregate amount acquired by such Non-Tax Qualified Stock Benefit Plans, plus all prior issuances, exceed 25% of the outstanding shares of Company Common Stock as of the close of the Additional Stock Issuance excluding shares owned by the MHC.

(b)            Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Company Common Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Stock Plan.

(c)            The MHC, Company and the Surviving Bank are authorized to enter into employment or severance agreements with their executive officers.

19.          AMENDMENT OR TERMINATION.

This Stock Plan may be substantively amended by the Board of Directors of the Company and the Board of Directors of the Bank as a result of comments from regulatory authorities or otherwise prior to approval of the Stock Plan by the OTS or, if applicable, the Department and at any time thereafter with the concurrence of the OTS and, if applicable, the Department. This Stock Plan may be terminated by the Board of Directors of the Company and the Board of Directors of the Bank at any time prior to approval of the Stock Plan by the OTS and, if applicable, the Department and at any time thereafter with the concurrence of the OTS and, if applicable, the Department.  This Stock Plan shall terminate if the Additional Stock Issuance is not completed within 90 days after the date on which this Stock Plan is approved by the OTS and, if applicable, the Department, unless an extension is approved by the OTS and, if applicable, the Department.

20.          INTERPRETATION.

References herein to provisions of federal and state law and the rules and regulations of the OTS and the Department shall in all cases be deemed to refer to the provisions of the same which were in effect as of the date of this Stock Plan.  All interpretations of this Stock Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank and the Board of Directors of the Company shall be final, subject to the authority of the OTS and, if applicable, the Department.

21.          AUTHORIZED ACTION.

Notwithstanding anything contained in this Stock Plan to the contrary, any action authorized to be taken by the Company or the Surviving Bank herein may be taken by the Bank during the period that the Company and the Bank are in organization.